Exhibit 10.13

MERGER AGREEMENT

BY AND AMONG

NEXA ORTHOPEDICS, INC.,

TORNIER US HOLDINGS, INC.

AND

NEXA ACQUISITION, INC.

Dated as of January 22, 2007

TABLE OF CONTENTS

ARTICLE I	THE MERGER		2
	1.1	The Merger	2
	1.2	The Closing	2
	1.3	Effective Time	2
	1.4	Effect of the Merger	2
	1.5	Effect on Capital Stock	2
	1.6	Surrender of Securities; Funding of Payments; Stock Transfer Books	4
	1.7	Certificate of Incorporation of Surviving Corporation	6
	1.8	Bylaws of the Surviving Corporation	6
	1.9	Directors and Officers of the Surviving Corporation	6
	1.10	Payment of NEXA Indebtedness	6
	1.11	Restricted Stock	7
	1.12	Additional Actions	7

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF NEXA		7
	2.1	Corporate Organization and Authorization	7
	2.2	NEXA Capital Stock	8
	2.3	NEXA Subsidiaries	9
	2.4	Organization, Existence and Good Standing of NEXA Subsidiaries	9
	2.5	Noncontravention; Consents	10
	2.6	Financial Statements	10
	2.7	No Material Adverse Changes; Absence of Undisclosed Liabilities	11
	2.8	Legal Proceedings	11
	2.9	Contracts, etc.	11
	2.10	Subsequent Events	13
	2.11	Inventories	15
	2.12	Taxes	15
	2.13	Commissions and Fees	16
	2.14	Employee Benefit Plans; Employment Matters	16
	2.15	Compliance with Laws in General	18
	2.16	Intellectual Property	18
	2.17	Insurance	21
	2.18	Properties	21
	2.19	Environmental Matters	22
	2.20	Vote Required	23
	2.21	Regulatory; FDA	24
	2.22	Sufficiency and Title - NEXA Assets	26
	2.23	Customers and Suppliers	26

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY AND ACQUIROR		27
	3.1	Organization, Existence and Capital Stock	27
	3.2	Authorization of Agreement	27

	3.3	Non-Contravention; Consents	28
	3.4	Commissions and Fees	29
	3.5	No Subsidiaries	29
	3.6	No Prior Activities	29
	3.7	Financing	29
	3.8	Legal Proceedings	29

ARTICLE IV	COVENANTS		29
	4.1	Preservation of Business	29
	4.2	Acquisition Proposals; No Solicitation	31
	4.3	Stockholder Notices	31
	4.4	Exemption from State Takeover Laws	32
	4.5	Access to Information; Confidentiality	32
	4.6	Regulatory Compliance	32
	4.7	Accounting Methods	32
	4.8	No Hire; Non-Solicitation	32
	4.9	Public Disclosures	33
	4.10	Indemnification of Directors and Officers; Insurance	33
	4.11	Representations and Warranties Insurance	33
	4.12	Reasonable Efforts	34
	4.13	Resignation of NEXA Directors	34
	4.14	Notice of Subsequent Events	34
	4.15	Employment; Employee Welfare	34
	4.16	Guarantee of Acquisition Subsidiary’s Obligations	35
	4.17	Form 5471	35
	4.18	Accrued Bonuses	36
	4.19	Employee Notes Receivable	36

ARTICLE V	CONDITIONS TO CLOSING; CLOSING DELIVERABLES		36
	5.1	Mutual Conditions	36
	5.2	Conditions to Obligations of ACQUIROR and Acquisition Subsidiary	36
	5.3	Conditions to Obligations of NEXA	38

ARTICLE VI	TERMINATION		38
	6.1	Termination	38
	6.2	Effect of Termination	39
	6.3	Procedure for Termination	40

ARTICLE VII	MISCELLANEOUS		40
	7.1	Expenses	40
	7.2	Amendment	40
	7.3	Extension; Waiver	40
	7.4	Nonsurvival of Representations and Warranties	41
	7.5	Notices	41
	7.6	Governing Law; Venue	42
	7.7	Certain Definitions	42

7.8	Captions	44
7.9	Integration of Disclosure Schedules and Exhibits	44
7.10	Entire Agreement; Assignment	44
7.11	Enforcement of the Agreement	44
7.12	Validity	44
7.13	Counterparts	44
7.14	No Rule of Construction	44
7.15	Parties in Interest	45
7.16	Performance By Acquisition Subsidiary	45

SCHEDULES

Schedule 1.5	Indebtedness
Schedule 2.2	NEXA Capital Stock
Schedule 2.3	NEXA Subsidiaries
Schedule 2.4	Organization, Existence and Good Standing of NEXA Subsidiaries
Schedule 2.5(a)	Noncontravention; Consents
Schedule 2.6	Financial Statements
Schedule 2.7	No Material Adverse Changes; No Indebtedness
Schedule 2.8	Legal Proceedings
Schedule 2.9	Contracts
Schedule 2.10	Subsequent Events
Schedule 2.11	Inventories
Schedule 2.12	Tax Returns
Schedule 2.14(a)	Employee Benefit Plans; Employment Matters
Schedule 2.15	Compliance with Laws in General
Schedule 2.16(a) - (h)	Intellectual Property
Schedule 2.17	Insurance
Schedule 2.18	Properties
Schedule 2.19(a) and (b)	Environmental Matters
Schedule 2.21	FDA and Regulatory
Schedule 2.23	Customers and Suppliers
Schedule 4.1	Preservation of Business
Schedule 4.15	Employment; Employee Welfare
Schedule 5.2(i)	Required Consents

EXHIBITS

Exhibit A	Certificate of Merger

Exhibit B	Amendment to Nichols Employment Agreement

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (the “Agreement”), made and entered into as of the 22nd day of January, 2007, by and among TORNIER US HOLDINGS, INC., a Delaware corporation (“ACQUIROR”), NEXA ACQUISITION, INC., a Delaware corporation (“Acquisition Subsidiary”), and NEXA ORTHOPEDICS, INC., a Delaware corporation (“NEXA”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of ACQUIROR and NEXA has determined that a business combination between ACQUIROR and NEXA is in the best interests of their respective companies and stockholders;

WHEREAS, the respective Boards of Directors of ACQUIROR, Acquisition Subsidiary and NEXA believe that a merger of Acquisition Subsidiary with and into NEXA (the “Merger”), upon the terms and conditions set forth in this Agreement, whereby each share of Common Stock (as hereinafter defined) and Preferred Stock (as hereinafter defined) of NEXA (collectively, the “NEXA Shares”), except Dissenting Shares (as hereinafter defined), will be converted into the right to receive the Per Preferred Share Price or the Per Common Share Price (each as hereinafter defined) is in the best interests of their respective companies;

WHEREAS, the Board of Directors of NEXA has unanimously determined that the Merger is fair to, and in the best interests of, NEXA and its stockholders, has approved and adopted this Agreement, has approved the Merger and other transactions contemplated hereby, and has recommended approval and adoption of this Agreement by the stockholders of NEXA;

WHEREAS, HealthpointCapital Partners, L.P. (“HealthpointCapital”), as a holder of Series A Preferred Stock and Class A Common Stock (as hereinafter defined) of NEXA, has executed a written consent (the “Written Consent”) for the purpose of consenting to and approving this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the Board of Directors of each of ACQUIROR and Acquisition Subsidiary has approved and adopted this Agreement, including, in the case of ACQUIROR, as the sole stockholder of Acquisition Subsidiary, and the other transactions contemplated hereby; and

WHEREAS, each of ACQUIROR, Acquisition Subsidiary and NEXA desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger.  Upon the terms and conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Subsidiary shall be merged with and into NEXA at the Effective Time (as defined in Section 1.3).  From and after the Effective Time, the separate corporate existence of Acquisition Subsidiary shall cease and NEXA shall continue as the surviving corporation (the “Surviving Corporation”) under the name “Nexa Orthopedics, Inc.” and shall succeed to and assume all the rights and obligations of Acquisition Subsidiary and NEXA in accordance with the DGCL.

1.2          The Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. Eastern Time at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, N.Y.  10019, on the third business day after all the conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Article V have been satisfied or waived, or on such other mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby as set forth in Article V (the “Closing Date”).

1.3          Effective Time.  Subject to the provisions of this Agreement, on the Closing Date the parties shall file a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Acquisition Subsidiary and NEXA shall agree should be specified in the Certificate of Merger (the “Effective Time”).

1.4          Effect of the Merger.  From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, debts, liabilities, disabilities, obligations and duties of NEXA and Acquisition Subsidiary, and the Merger shall otherwise have the effects set forth in Section 259 of the DGCL.

1.5          Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any further action on the part of the ACQUIROR, Acquisition Subsidiary, NEXA, the Surviving Corporation, any holder of NEXA Shares or any holder of any shares of common stock, $0.01 par value, of Acquisition Subsidiary (the “Acquisition Subsidiary Stock”):

(a)           Acquisition Subsidiary Common Stock.  Each share of Acquisition Subsidiary Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation (the “Surviving Corporation Stock”).

(b)           Cancellation of Treasury Stock.  Each NEXA Share that is owned by NEXA or by any NEXA Subsidiary (as hereinafter defined) shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered in exchange therefor.

(c)           Conversion of NEXA Shares.   Each issued and outstanding NEXA Share (other than shares to be canceled in accordance with Section 1.5(b) and Dissenting Shares (as defined below)) shall be canceled, extinguished and converted into and become a right to receive the applicable cash amount per NEXA Share, as described in subsections (ii) and (iii) below, without interest thereon.

(i)            Merger Consideration; Net Merger Consideration.  “Merger Consideration” shall mean Seventy-Two Million Five Hundred Thousand Dollars ($72,500,000).  “Net Merger Consideration” shall mean the Merger Consideration less (A) the sum of the amount of (1) the Indebtedness of NEXA and the NEXA Subsidiaries set forth in Schedule 1.5(c) of the NEXA Disclosure Schedule (provided that the amounts of such Indebtedness set forth in Schedule 1.5(c) shall be adjusted to account for increases and decreases in such amounts from November 30, 2006 until the Closing Date), (2) any Distributor Change in Control Payments, (3) any NEXA Fees and Expenses and (4) any Related Party Fees plus (B) the sum (the “Additional Sum”) of the amount of (1) Restricted Cash and (2) any cash on hand of NEXA and the NEXA Subsidiaries on the Closing Date.  Notwithstanding anything in this Agreement to the contrary, in no event shall the consideration payable by ACQUIROR, Acquisition Subsidiary or the Surviving Corporation in connection with the Merger (including, without limitation, any amounts paid pursuant to Section 1.10 of this Agreement) exceed the Merger Consideration plus the Additional Sum on the Closing Date.

(ii)           Preferred Stock.  Subject to Section 1.6(i), each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.5(b) and Dissenting Shares) shall be converted into and become the right to receive out of the Net Merger Consideration, without interest, $1,000 (the “Per Preferred Share Price”).

(iii)          Common Stock.  Subject to Section 1.6(i), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.5(b) and Dissenting Shares) shall be converted into and become the right to receive, without interest, an amount equal to the Net Merger Consideration minus all amounts payable under Section 1.5(c)(ii) divided by the number of all of the shares of Common Stock issued and outstanding immediately prior to the Effective Time (the “Per Common Share Price”).

(iv)          Delivery of Estimated Closing Balance Sheet; Closing Certificate.  Not more than five (5) days and not less than three (3) days prior to the anticipated Closing Date, NEXA shall deliver (1) a consolidated balance sheet of NEXA and the NEXA Subsidiaries estimated as of the Closing Date, prepared in a manner consistent in all material respects with the NEXA Balance Sheet (as defined herein) and certified by NEXA’s Chief Financial Officer (the “Estimated

Closing Balance Sheet”) and (2) a statement, duly executed and certified by NEXA’s Chief Financial Officer, which shall set forth the amount of each of (A) the Net Merger Consideration, (B) the Indebtedness of NEXA and the NEXA Subsidiaries set forth in Schedule 1.5(c) (as adjusted pursuant to Section 1.5(c)(i) above and estimated as of the anticipated Closing Date), (C) the amount of any Distributor Change in Control Payments, (D) the Per Preferred Share Price, (E) the Per Common Share Price, (F) the estimated NEXA Fees and Expenses and (G) the estimated Related Party Fees (the “Closing Certificate”).

(d)           Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, NEXA Shares outstanding immediately prior to the Effective Time held by a holder (if any) who is entitled to demand, and who properly demands, appraisal for such NEXA Shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Per Preferred Share Price or the Per Common Share Price, as applicable pursuant to Section 1.5(c) unless such holder withdraws, fails to perfect or otherwise loses such holder’s right to appraisal, if any.  Such stockholders shall be entitled to receive payment of the appraised value of such NEXA Shares held by them in accordance with the provisions of such Section 262 of the DGCL.  If, after the Effective Time of the Merger, such holder withdraws, fails to perfect or loses any such right to appraisal, each such NEXA Share shall be treated as if it had been converted as of the Effective Time into the right to receive the Per Preferred Share Price or the Per Common Share Price, as applicable pursuant to Section 1.5(c).  NEXA shall give ACQUIROR (i) prompt notice of any demands for appraisal of NEXA Shares received by NEXA and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands.  NEXA shall not, without the prior written consent of ACQUIROR, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

1.6          Surrender of Securities; Funding of Payments; Stock Transfer Books.

(a)           Paying Agent.  Pursuant to a Paying Agent Services Agreement to be entered into among NEXA, the ACQUIROR and a paying agent mutually acceptable to the parties hereto (“Paying Agent”), at the Effective Time, the Surviving Corporation or ACQUIROR shall remit to the Paying Agent an amount equal to the Net Merger Consideration (including the applicable portion of the Net Merger Consideration for all Dissenting Shares); which shall be the aggregate consideration necessary to pay the amounts owed to the holders of the NEXA Shares pursuant to Sections 1.5(c)(ii) and (iii) (the “Payment Fund”).  The Payment Fund shall be held and managed by the Paying Agent in accordance with the terms and conditions set forth in the Paying Agent Services Agreement for the purpose of paying the Per Preferred Share Price or the Per Common Share Price to the holders of NEXA Shares, as applicable.  The fees and expenses of the Paying Agent shall be paid by ACQUIROR.

(b)           Payment to Registered Holders.  ACQUIROR agrees that, as soon as practicable after the Effective Time and in no event later than five business days thereafter, the Surviving Corporation shall use commercially reasonable efforts to cause the Paying Agent to distribute to holders of record of the NEXA Shares (as of the

Effective Time) payment out of the Payment Fund the Per Preferred Share Price or the Per Common Share Price, as applicable, multiplied by the number of Preferred Shares or Common Shares, as applicable, held by such holders of records, less any amounts required to be withheld pursuant to Section 1.6(i).  In no event shall the holders of any NEXA Shares be entitled to receive interest on any of the funds to be received by such holder.

(c)           Payment to Non-Registered Holders.  If any portion of the Net Merger Consideration is to be paid to a person other than the person who is the holder of record of the NEXA Shares, it shall be a condition to such payment that the person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the holder of record of the NEXA Shares or shall have established to the satisfaction of the Surviving Corporation and the Paying Agent that such Tax either has been paid or is not payable.

(d)           Stock Transfer Books Closed.  At the Effective Time, the stock transfer books of NEXA shall be closed and there shall not be any further registration of transfers of NEXA Shares thereafter on the records of NEXA.

(e)           Permitted Investment of Payment Fund.  To the extent not immediately required for payment on surrendered NEXA Shares, amounts in the Payment Fund shall be invested by the Paying Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of NEXA Shares), in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

(f)            No Dividends.  After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any NEXA Shares.

(g)           No Further Rights.  After the Effective Time, holders of NEXA Shares shall cease to have any rights as stockholders of NEXA, except the right to receive the Per Preferred Share Price or the Per Common Share Price, as applicable, as provided herein or under the DGCL.  No interest shall be paid on any Merger Consideration payable to former holders of NEXA Shares.

(h)           Termination of Payment Fund.  Promptly following the six-month anniversary date of the Effective Date, the Paying Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent’s duties shall terminate.  Thereafter, each holder of NEXA Shares may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable Per Preferred Share Price or Per Common Share Price, as applicable.  Notwithstanding the foregoing, neither the

Paying Agent nor any party hereto shall be liable to any former holder of NEXA Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

(i)            Withholding Rights.  Each of the Surviving Corporation and ACQUIROR shall be entitled to deduct and withhold from the consideration otherwise payable to any such holder pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law.  If the Surviving Corporation or ACQUIROR, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such holder of NEXA Shares in respect of which the Surviving Corporation or ACQUIROR, as the case may be, made such deduction and withholding.

1.7          Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of NEXA shall be amended to read in its entirety as set forth on Schedule A to the Certificate of Merger.  The Certificate of Incorporation of NEXA, as so amended shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and, subject to the limitations set forth in Section 4.10, until thereafter amended as provided by law.

1.8          Bylaws of the Surviving Corporation.  Subject to Section 4.10, the Bylaws of Acquisition Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the laws of the State of Delaware and the Certificate of Incorporation of the Surviving Corporation.

1.9          Directors and Officers of the Surviving Corporation.  The directors of Acquisition Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of NEXA immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the laws of the State of Delaware, the Certificate of Incorporation and Bylaws of the Surviving Corporation.

1.10        Payment of NEXA Indebtedness.

(a)           Concurrently with the Closing, NEXA shall pay, or shall direct ACQUIROR to pay on NEXA’s behalf, (i) any and all change in control payments or bonuses owed to distributors of NEXA or any NEXA Subsidiary that are or will become payable as a result of the transactions contemplated by this Agreement (“Distributor Change in Control Payments”), (ii) any NEXA Fees and Expenses and (iii) any and all Related Party Fees.  Any such payments made pursuant to the foregoing sentence shall decrease, on a dollar for dollar basis, the Merger Consideration.

(b)           “Indebtedness” of any person or entity shall mean (i) all accrued interest, principal and other amounts payable for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services other than trade accounts arising in the ordinary course of business, (iii) all reimbursement obligations with respect to surety bonds, letters of credit (to the extent not collateralized with cash or cash equivalents), bankers’ acceptances and similar instruments (in each case, whether or not matured), (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses and (v) all indebtedness referred to in clauses (i) through (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including accounts and contracts rights) owned by such person or entity, even though such person or entity has not assumed or become liable for the payment of such Indebtedness.  “Encumbrance” shall mean any mortgage, pledge, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership or encumbrance of any kind.

1.11        Restricted Stock.  NEXA shall take all actions necessary and required to provide that all shares of capital stock of NEXA that are subject to vesting or repurchase rights, including any such shares held by Cecile Real and Michel Hassler, shall vest immediately prior to the Effective Time, and shall otherwise be treated as NEXA Shares for the purposes of this Agreement.

1.12        Additional Actions.

If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or NEXA or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or NEXA, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or NEXA, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF NEXA

NEXA represents and warrants, as of the date hereof, as follows:

2.1          Corporate Organization and Authorization.

(a)           NEXA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  NEXA has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by NEXA and each instrument required hereby to be executed and delivered by it at the Closing and the consummation by NEXA of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including all necessary board and stockholder approvals), and no other corporate proceedings on the part of NEXA are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by NEXA and, assuming the due authorization, execution and delivery by ACQUIROR and Acquisition Subsidiary, constitutes a legal, valid and binding obligation of NEXA enforceable against NEXA in accordance with its terms.

(b)           (i)            NEXA has all necessary corporate power and all requisite governmental authorizations, certificates, licenses, consents and approvals required to own its properties and assets and carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals would not have a Material Adverse Effect on NEXA (as defined below).  NEXA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing (either in one jurisdiction or in the aggregate) would not have a Material Adverse Effect on NEXA (as defined below).

(ii)           For purposes of this Agreement, “Material Adverse Effect” shall mean with respect to NEXA and the NEXA Subsidiaries any fact, event, change, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, financial condition, operations, results of operations or assets of NEXA and the NEXA Subsidiaries , taken as a whole, other than any fact, event, change, circumstance or effect relating to the economy or securities markets of the United States or any other region in general, except to the extent that the applicable person or entity is disproportionately affected relative to similarly situated persons or entities.

(c)           True, complete and correct copies of NEXA’s Bylaws, as amended, and Certificate of Incorporation, as amended, (collectively, the “NEXA Organizational Documents”) have been provided to ACQUIROR prior to the date of this Agreement.  The consideration to be received by the holders of the NEXA Shares pursuant to Section 1.5 of this Agreement is in accordance with and consistent with the NEXA Organizational Documents.

2.2          NEXA Capital Stock.  The total number of shares of stock which NEXA has authority to issue is 650,100, of which 500,100 are common stock, par value $0.001 per share (“Common Stock”), and 150,000 of which are preferred stock, par value $0.001 per share (“Preferred Stock”).  500,000 shares of such Common Stock are designated as “Class A Common Stock”, and 100 shares of such Common Stock are designated as “Class B Common

Stock”.  60,000 shares of such Preferred Stock are designated as “Series A Preferred Stock” and 1,000 shares of such Preferred Stock are designated as “Series B Preferred Stock”.  408,876 shares of Common Stock, of which 408,776 are Class A Common Stock and 100 are Class B Common Stock (such shares of which are convertible into 21,515 shares of Class A Common Stock), and 28,041 shares of Preferred Stock, of which 27,266 are Series A Preferred Stock and 775 are Series B Preferred Stock, are currently issued and outstanding and are duly authorized and validly issued, and are fully paid and nonassessable.  The NEXA Shares are all of the issued and outstanding capital stock of the NEXA.  Schedule 2.2 of the NEXA Disclosure Schedule sets forth the names of the beneficial and record owners of the Common Stock and the Preferred Stock and the number and class of shares held by each such owner. Except as set forth on Schedule 2.2 of the NEXA Disclosure Schedule, NEXA does not have any (i) outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the NEXA stockholders of any matter or (ii) any securities convertible into or exchangeable for any shares of capital stock.  Except as set forth on Schedule 2.2 of the NEXA Disclosure Schedule,  there are no options, warrants, calls, preemptive rights, or similar rights granted by NEXA or any NEXA Subsidiary or any other agreements to which NEXA or any NEXA Subsidiary is a party providing for the issuance, redemption, repurchase or sale of any additional securities which would remain in effect after the Effective Time.  None of the NEXA Shares have been offered, issued, sold or delivered by NEXA in violation of any applicable federal or state securities laws.  There are no accrued but unpaid dividends or distributions in respect of any of the NEXA Shares.  None of the issued and outstanding shares of Common Stock or Preferred Stock has been issued in violation of, or is subject to, any preemptive or subscription rights.  Except for this Agreement, NEXA is not a party to, and does not otherwise have any knowledge of the current existence of, any stockholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares of capital stock of NEXA.  Except as set forth on Schedule 2.2 of the NEXA Disclosure Schedule, none of the NEXA Shares have been or are currently certificated as permitted by Section 158 of the DGCL.

2.3          NEXA Subsidiaries.  Schedule 2.3 of the NEXA Disclosure Schedule sets forth a list of (a) all subsidiaries of NEXA (individually, an “NEXA Subsidiary”, and collectively, the “NEXA Subsidiaries”), the number of issued and outstanding shares of each NEXA Subsidiary (and the names of the holders thereof) and their states of incorporation and (b) the name of each other person or entity (other than the NEXA Subsidiaries) in which NEXA has, or pursuant to any agreement has the right to acquire, directly or indirectly, any equity interest or investment.  All of the issued and outstanding shares of capital stock of each NEXA Subsidiary have been duly authorized and validly issued, and are fully paid and non-assessable, and are owned of record and beneficially, directly or indirectly, by NEXA or another NEXA Subsidiary, free and clear of any Encumbrances.  There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of any NEXA Subsidiary.

2.4          Organization, Existence and Good Standing of NEXA Subsidiaries.  Except as set forth on Schedule 2.4 of the NEXA Disclosure Schedule, each NEXA Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation and has all necessary corporate power and all requisite governmental authorizations, certificates, licenses, consents and approvals to own its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing or in good standing, or to have such power, would not have a Material Adverse Effect on NEXA.

2.5          Noncontravention; Consents.

(a)           Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will:

(i)            violate, breach, conflict with, or constitute a default under, the NEXA Organizational Documents or the organizational documents of any NEXA Subsidiary;

(ii)           result in the creation of any Encumbrance on any assets of NEXA or any NEXA Subsidiary; or

(iii)          assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to which NEXA, any NEXA subsidiary or any of their respective assets or properties is subject, which violation would have a Material Adverse Effect on NEXA or (B) except as disclosed on Schedule 2.5(a) of the NEXA Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which NEXA or any NEXA Subsidiary is a party or by which it or any of their respective assets or properties is bound, which default, breach or other action would have a Material Adverse Effect on NEXA.

(b)           Except for (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the merger control notification pursuant to the German Act against Restraints of Competition and (iii) the filing and recordation of a Certificate of Merger as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative authority required to be obtained by NEXA or any NEXA Subsidiary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby the failure of which to obtain would have a Material Adverse Effect on NEXA.

2.6          Financial Statements.

(a)           (i) The consolidated audited financial statements of NEXA (including any footnotes thereto) dated December 31, 2005 and for the twelve month period then ended and (ii) the consolidated unaudited financial statements of NEXA (including any footnotes thereto) dated November 30, 2006 and for the eleven month period then ended, in each case as previously provided to ACQUIROR and attached hereto as Schedule 2.6(a) of the NEXA Disclosure Schedule, (A) have been prepared from, and are in accordance with, the books and records of NEXA, (B) have been prepared in accordance with generally accepted accounting principles in effect in the United States of America applied on a consistent basis during the periods involved (“GAAP”), (C) except as may be otherwise indicated therein and fairly and accurately present the consolidated financial position of NEXA and NEXA Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows of NEXA and NEXA Subsidiaries for the periods then ended, except that any unaudited financial statements contained therein are subject to normal and recurring year-end adjustments; (D) are complete, correct and in accordance with the books of account and records of NEXA, (E) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by NEXA for federal income Tax purposes and (F) reflect accurately all costs and expenses of NEXA.  The consolidated balance sheet of NEXA at November 30, 2006 is herein sometimes referred to as the “NEXA Balance Sheet.”

2.7          No Material Adverse Changes; Absence of Undisclosed Liabilities.

(a)           Since December 31, 2005, except as set forth on Schedule 2.7 of the NEXA Disclosure Schedule, there has been no change, event, loss or occurrence in the business of NEXA (including the incurrence of any liability of any nature, whether accrued, contingent or otherwise) that, taken together with other events and occurrence with respect to such business would have a Material Adverse Effect on NEXA.  On the Closing Date, NEXA shall have a Current Ratio equal to or greater than 1.0.

(b)           Except as set forth on Schedule 2.7 of the NEXA Disclosure Schedule, neither NEXA nor any of the NEXA Subsidiaries has any Indebtedness or is subject to any liability (including unasserted claims), whether known or unknown, absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the NEXA Balance Sheet, other than Indebtedness or liabilities set forth on the NEXA Balance Sheet and incurred after the date of the NEXA Balance Sheet Date in the ordinary course of business consistent with past practice which are not, individually and in the aggregate, material.

2.8          Legal Proceedings.  There are no pending or, to NEXA’s knowledge, threatened litigations, governmental investigations or other proceedings against NEXA, any NEXA Subsidiary or their respective directors, officers or Affiliates or the transactions contemplated by this Agreement.

2.9          Contracts, etc.

(a)           Schedule 2.9 of the NEXA Disclosure Schedule sets forth a complete and correct list of the following contracts, agreements and arrangements and, if such contract, agreement or arrangement is not in writing, a summary description of such contracts, agreements and arrangements to which NEXA or any NEXA Subsidiary is a party or to which its assets are subject (collectively, “NEXA Contracts”):

(i)            any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note and other document or arrangement relating to Indebtedness, the borrowing of money or for lines of credit;

(ii)           any employment, severance or consulting agreement which (A) provides for a bonus or commission payment; (B) cannot be terminated on less than sixty (60) days’ notice without payment by NEXA or any NEXA Subsidiary; or (C) cannot be terminated without any severance or similar payment by NEXA or any NEXA Subsidiary;

(iii)          any agreement or other arrangement for the sale or purchase of any assets, property or rights, other than in the ordinary course of business, or for the grant of any options or preferential rights to purchase any assets, property or rights;

(iv)          any document granting any power of attorney with respect to the affairs of NEXA or any NEXA Subsidiary;

(v)           any suretyship contract, performance bond, working capital maintenance or other form of guaranty agreement;

(vi)          any contract or commitment limiting or restraining NEXA or any NEXA Subsidiary from engaging or competing in any lines of business or with any person, firm, or corporation (including any agreements granting exclusive rights to a third party);

(vii)         any partnership or joint venture agreement to which NEXA or any NEXA stockholder is a party;

(viii)        any stockholder agreement or agreement relating to the issuance of any securities of NEXA or any NEXA Subsidiary or the granting of any registrations rights with respect thereto;

(ix)           any license agreement requiring payments by NEXA or any NEXA Subsidiary of more than $50,000 in any year or with a remaining term of more than five years;

(x)            any agreement requiring payments by NEXA or any NEXA Subsidiary of more than $250,000 in any year which is not terminable by NEXA or any NEXA Subsidiary without penalty on less than sixty (60) days’ notice;

(xi)           any agreement by and between NEXA or any NEXA Subsidiary, on the one hand, and any director, officer, stockholder, employee or Affiliate of NEXA or any NEXA Subsidiary, or any family member or Affiliate of any of the foregoing, on the other hand;

(xii)          any agreement that requires a payment to be made by NEXA or any NEXA Subsidiary as a result of the transactions contemplated by this Agreement, including, without limitation, any change of control or severance payments to directors, officers, stockholders, employees, customers, suppliers, distributors or Affiliates of NEXA or any NEXA Subsidiary;

(xiii)         any agreement that requires NEXA or any NEXA Subsidiary to make royalty payments to any third party or Affiliate of NEXA (including any directors, officers, stockholders, employees, customers, suppliers, distributors or Affiliates of NEXA or any NEXA Subsidiary);

(xiv)        any agreement or plan that has resulted or would result, independently or in the aggregate, in the payments of any “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and

(xv)         any other material agreement not made in the ordinary course of business of NEXA or a NEXA Subsidiary.

(b)           Each NEXA Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, and in full force and effect on the date hereof.  Each of NEXA or any NEXA Subsidiary has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance in connection with any NEXA Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for such failures to perform, delinquencies or defaults as would not have a Material Adverse Effect on NEXA.  To the knowledge of NEXA, no other party to any NEXA Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except for such defaults as would not have a Material Adverse Effect on NEXA.  NEXA has delivered or made available to ACQUIROR or its representatives true and complete originals or copies of all NEXA Contracts.

2.10        Subsequent Events.  Except as set forth on Schedule 2.10 of the NEXA Disclosure Schedule, since December 31, 2005, NEXA has conducted its business in the ordinary course of business and in conformity with past practice and has not, directly or indirectly:

(a)           Discharged or satisfied any material Encumbrance, or paid or satisfied any material Indebtedness or liability (absolute, accrued, contingent or otherwise) other than (i) Indebtedness or liabilities shown or reflected on the NEXA Balance Sheet or (ii) liabilities incurred since the date of the NEXA Balance Sheet in the ordinary course of business.

(b)           Increased or established any reserve for Taxes or any other liability on its books or otherwise provided therefor, except as may have been required due to income or operations of NEXA since the date of the NEXA Balance Sheet.

(c)           Mortgaged, pledged or subjected to any Encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of NEXA.

(d)           Sold or transferred any of the assets material to the consolidated business of NEXA (including, without limitation, any patents, trademarks or copyrights or any patent, trademark or copyright applications), canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

(e)           Except for this Agreement and any other agreement executed and delivered pursuant to this Agreement, entered into any material transaction other than in the ordinary course of business or permitted under this Agreement.

(f)            Issued any stock, bonds or any other debt or equity securities (including any options or warrants to purchase any such stock, bond or other debt or equity security), except as disclosed on Schedule 2.2 of the NEXA Disclosure Schedule.

(g)           Incurred any material Indebtedness, obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice.

(h)           Failed to discharge or satisfy any liability or Encumbrance or pay or satisfy any Indebtedness, obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided and liabilities or Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of NEXA’s assets, properties or rights.

(i)            Made or changed any Tax election, changed an annual accounting period, adopted or changed any Tax accounting method, filed any amended Tax return, entered into any closing agreement, settled any Tax claim or assessment relating to NEXA or any NEXA Subsidiary, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

(j)            Granted any increase in the compensation or benefits of its employees other than increases in accordance with past practice in an amount not exceeding 105% of the compensation paid to such employee in 2005 or entered into any new, or amended any existing, employment or severance agreement or arrangement with any of them.

(k)           Made any capital expenditure in excess of $25,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance.

(l)            Laid off any of its employees or incurred any obligation or liability for the payment of severance benefits.

(m)          Declared, paid, or set aside for payment any actual, constructive or deemed dividend or other distribution in respect of shares of its capital stock or other securities (including the NEXA Shares), or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities (including the NEXA Shares), or agreed to do so.

(n)           Amended, entered into or terminated any NEXA Contract.

(o)           Acquired or purchased any assets or the stock of any other person or entity, in each case that are material to the consolidated business of NEXA, or merged with or into any other person or entity.

(p)           Adopted any amendments to the NEXA Organizational Documents  or the organizational documents of any NEXA Subsidiary

(q)           Made any material change to its internal control over financial reporting, or identified or became aware of any fraud or any significant deficiency or material weakness in internal control over financial reporting.

(r)            Settled, released or forgiven any claim or litigation or waived any right thereto.

(s)           Paid any management fees or advisory fees to any stockholder or Affiliate of NEXA or any NEXA Subsidiary (including, without limitation, any Related Party Fees).

(t)            Entered into any agreement or made any commitment to do any of the foregoing.

2.11        Inventories.  All inventories reflected on the NEXA Balance Sheet were as of the date thereof, and those existing at the Effective Time, are (and will be) carried at amounts which reflect valuations pursuant to NEXA’s normal inventory valuation policy of stating inventory at standard cost which approximates a first-in-first out basis, all in accordance with GAAP.  Except as set forth in Schedule 2.11 of the NEXA Disclosure Schedule, since the date of the NEXA Balance Sheet, no inventory items have been acquired, purchased, sold or disposed of except through purchases or sales in the ordinary course of business and consistent with past practice.

2.12        Taxes.  NEXA and each NEXA Subsidiary has filed all Tax Returns required to be filed by it or requests for extensions to file such Tax Returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file would not have a Material Adverse Effect on NEXA.  The information contained in such Tax Returns is true, complete and accurate.  Except as disclosed on Schedule 2.12 of the NEXA Disclosure Schedule, NEXA and each NEXA Subsidiary has fully and timely paid all Taxes required to be paid and has made adequate provision for any Taxes that are not yet due and payable on its most recent financial statements.  Except as disclosed on Schedule 2.12 of the NEXA Disclosure Schedule, neither NEXA nor any NEXA Subsidiary has been notified that any Tax Returns of NEXA are currently under audit by the Internal Revenue Service or any state, local or non-U.S.

Tax agency.  Except as set forth on Schedule 2.12, no agreements, consents or waivers have been made by NEXA or any NEXA Subsidiary for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state, local or non-U.S. Tax agency.  There are no outstanding deficiencies or assessments asserted or proposed against NEXA or any NEXA Subsidiary that have not been finally settled or paid in full.  NEXA is not, nor has it ever been, a United States real property holding company, as defined in Section 897(c)(2) of the Code.  No claim has been made by any tax authority in a jurisdiction where NEXA or a NEXA Subsidiary does not currently file Tax Returns that NEXA or such NEXA Subsidiary is subject to Tax by such jurisdiction, nor is any such assertion threatened.  Neither NEXA nor any NEXA subsidiary has engaged in any reportable transaction within the meaning of Sections 6111 and 6112 of the Code.  The conversion of the Convertible Bridge Notes did not result, and is not expected to result, in any taxable income.

2.13        Commissions and Fees.  There are no valid claims against NEXA or any NEXA Subsidiary for brokerage commissions, financial advisor fees or finder’s or similar fees in connection with the transactions contemplated by this Agreement.

2.14        Employee Benefit Plans; Employment Matters.

(a)           Schedule 2.14(a) of the NEXA Disclosure Schedule lists all bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, cafeteria, life, health, accident, disability, welfare or other insurance, severance, separation or other benefit plan, program, agreement or arrangement of any kind, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), currently established, sponsored, or maintained by NEXA or any NEXA Subsidiary or to which NEXA or any NEXA Subsidiary contributes or is required to contribute or with respect to which NEXA or any NEXA Subsidiary has any current or potential liability or obligation (each a “Plan” and collectively the “Plans”).

(b)           With respect to each Plan:  (i) if intended to qualify under Section 401(a) of the Code, such Plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination that could reasonably be expected to result in the loss of such qualification or exempt status; (ii) such Plan has been funded, administered and operated in all material respects in accordance with its terms and applicable law (including ERISA and the Code, and all rules and regulations promulgated thereunder); (iii) to the knowledge of NEXA, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan; (iv) no disputes are pending, or, to the knowledge of NEXA, threatened by any governmental agency or authority or by any participant or beneficiary against any Plan, the assets of any trust under any Plan or the Plan sponsor or the Plan administrator, or against any fiduciary of any of any Plan with respect to the design or operation of such Plan, other than routine claims for benefits thereunder; (v) to the knowledge of NEXA, no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that gives rise to or might reasonably be expected to give rise to material liability on the part of NEXA or any NEXA Subsidiaries; and (vi) all contributions required to be made by or under any Plan (or trust or fund established thereunder or in connection therewith) or any related collective bargaining agreement as of the date hereof (taking into account any extensions of time for the making of such contributions) have been made in full or properly accrued.

(c)           Except as set forth in Schedule 2.14(c) of the NEXA Disclosure Schedule, neither the Company nor any NEXA Subsidiary maintains, sponsors, contributes to, or has any current or potential liability or obligation under or with respect to: (i) any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA; (ii) any “defined benefit plan” (as defined in Section 3(35) of ERISA); (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code.

(d)           Except as set forth in Schedule 2.14(d) of the NEXA Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either by itself or by virtue of a subsequent event:  (A) result in any payment becoming due to any current employee or former employee of NEXA, (B) increase any benefits otherwise payable under any of the Plans, (C) result in any payment that will not be deductible under Section 280G of the Code or the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (D) result in the acceleration of the time of payment or vesting of any benefits provided under any of the Plans.

(e)           Neither NEXA nor any NEXA Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to, or cover, employees of NEXA or any NEXA Subsidiary.  No employees of NEXA or any NEXA Subsidiary are represented by any labor organization, and no labor organization or group of employees has made a pending demand for recognition or certification.  There are no representation or certification proceedings presently pending or, to the knowledge of NEXA, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of NEXA, threatened against or involving NEXA or any NEXA Subsidiary, and there are no unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any employee or group of employees.  Except as set forth on Schedule 2.14(e) of the NEXA Disclosure Schedule, there are no complaints, charges or claims against the NEXA or any NEXA Subsidiary pending or, to the knowledge of NEXA, threatened to be brought or filed with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, NEXA or any NEXA Subsidiary of any individual.  NEXA and each NEXA Subsidiary (i) have complied in all material respects with all applicable federal, state, and local legal requirements relating to its employees, arising from statutes relating to wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, age and disability discrimination and the payment and withholding of Taxes, and (ii) have complied with all applicable federal, state and local legal requirements relating to its employees arising from statutes relating to immigration and I-9 compliance.

2.15        Compliance with Laws in General.  Except as set forth on Schedule 2.15 of the NEXA Disclosure Schedule, NEXA and the NEXA Subsidiaries hold all clearances, permits, licenses, variances, exemptions, orders, registrations and approvals of all governmental entities which are required for the operation of the business of NEXA and its NEXA Subsidiaries (collectively, the “NEXA Permits”), except where the failure to have any such NEXA Permits would not have a Material Adverse Effect on NEXA.  Each NEXA Permit was duly obtained and is valid and in full force and effect, and is not subject to any pending proceeding to revoke, cancel, suspend or declare such NEXA Permit.  NEXA and the NEXA Subsidiaries are in compliance with the terms of the NEXA Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure to so comply would not have a Material Adverse Effect on NEXA.

2.16        Intellectual Property.

(a)           Except as set forth in Schedule 2.16(a) of NEXA Disclosure Schedule, NEXA owns all legally enforceable right, title and interest to all Owned Intellectual Property free and clear of all liens, claims, encumbrances and other restrictions, without an obligation to pay any royalties, license fees or other amounts to any other person or entity.  NEXA has not received and NEXA does not have any knowledge of any notice, claim or allegation from any person or entity questioning the right of NEXA to use, possess, transfer, convey, or otherwise dispose of any Intellectual Property (other than the Licensed Intellectual Property) or questioning the right of NEXA to use any Licensed Intellectual Property.

(b)           Except as set forth in Schedule 2.16(b) of NEXA Disclosure Schedule, each employee, agent, consultant and contractor, who has contributed to or participated in the conception, creation or development of the Owned Intellectual Property on behalf of NEXA has executed a valid written assignment in favor of NEXA as assignee, that has caused the conveyance to NEXA, all right, title, and interest in, and to all tangible and intangible property, throughout the world, arising from such individual’s or entity’s work, or is under an obligation to assign all such right, title and interest.

(c)           Except as set forth in Schedule 2.16(c) of NEXA Disclosure Schedule, NEXA does not have any knowledge of any unauthorized use, disclosure, infringement, dilution, misappropriation, or other violation, by any third party (including any employee or former employee of NEXA) of any Owned Intellectual Property, or of any Licensed Intellectual Property.  No claims have been made by NEXA for any unauthorized use, disclosure, infringement, dilution, misappropriation, or violation of any rights with respect to any third party Intellectual Property.  To the knowledge of NEXA, there are no such claims that NEXA may have the right (or a reasonable basis) to make or assert against any third party for any unauthorized use, disclosure, infringement, dilution, misappropriation or violation of any Owned Intellectual Property or Licensed Intellectual Property.

(d)           Except as set forth in Schedule 2.16(d) of NEXA Disclosure Schedule, NEXA has not received any notices, claims, proceedings, actions, suits, hearings, or complaints that NEXA is or may be infringing, diluting, misappropriating, or otherwise violating the Intellectual Property of any third party.  NEXA has not received any communications from any third party containing any express or implied allegation that NEXA is or may be infringing, diluting, misappropriating, or otherwise violating any of such third party’s Intellectual Property.  NEXA is not currently evaluating any Intellectual Property of any third party (and excepts as set forth in Schedule 2.16(d), has not conducted any such evaluations in the past five years) to determine whether a license thereof is necessary or desirable, or whether such Intellectual Property may otherwise have a Material Adverse Effect on NEXA’s business.  To the knowledge of NEXA, NEXA’s use of the Intellectual Property does not violate, dilute, interfere with, or infringe upon the rights of any third party.  Use of Intellectual Property by NEXA has not, and after the Closing will not constitute a breach of any agreement, obligation, promise or commitment by which NEXA is bound.

(e)           Except as set forth in Schedule 2.16(e) of NEXA Disclosure Schedule, and to the knowledge of NEXA, NEXA has all rights in Intellectual Property necessary to conduct the business as it is currently conducted and such rights will not be adversely affected as a result of or in connection with the execution and delivery of this Agreement, the Closing or the consummation of any of the transactions contemplated hereby..

(f)            Except as set forth in Schedule 2.16(f) of NEXA Disclosure Schedule, NEXA has taken all actions that a reasonably prudent person in NEXA business would take to maintain know-how and trade secrets as confidential and proprietary, and to protect against the loss, theft or unauthorized use of such know-how and trade secrets.  To the knowledge of NEXA, any such know-how and trade secrets are not in the public domain and have not been divulged or appropriated to the detriment of NEXA.  NEXA’s records include sufficient documentation of the know-how and trade secrets, including without limitation, manufacturing and engineering plans, blueprints, designs, process instructions, formulae, customers, suppliers, product plans, marketing plans, quality assurance protocols and procedures, to enable persons who are reasonably skilled and proficient in the relevant subject matter to continue the same in the ordinary course of business without unreasonable delay, expense, or reliance on the memory of any individual.

(g)           Except as set forth in Schedule 2.16(g) of NEXA Disclosure Schedule, NEXA has not (i) granted any licenses or other rights, and NEXA has no obligation to grant any licenses or other rights, with respect to any Owned Intellectual Property or (ii) entered into any covenant not to compete or contract limiting or purporting to limit the ability of NEXA to exploit fully any Intellectual Property necessary in the conduct of the business or to transact business in any market or geographical area or with any person.  With respect to Third Party Licenses, (i) to the

Knowledge of NEXA, NEXA is not in breach or default with respect thereto and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (ii) NEXA has not received any communications, containing any express or implied allegation, that NEXA is in breach or default with respect thereto; and (iii) NEXA has not repudiated any provision thereof.  NEXA has no agreement to indemnify any individual or entity against any charge of infringement of any Intellectual Property, other than indemnification provisions normal and usual for NEXA’s industry contained in purchase orders or license agreements arising in the ordinary course of business.

(h)           Except as set forth in Schedule 2.16(h) of NEXA Disclosure Schedule, there is no interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, or dispute with respect to the Owned Intellectual Property. To the knowledge of NEXA, all statements and representations made by NEXA in any pending Owned Intellectual Property applications, filings or registrations were true in all material respects as of the time they were made.  No registered copyright, registered or unregistered trademark or service mark, or patent used in the business (other than in circumstances where NEXA has intentionally allowed registered copyright, registered or unregistered trademark or service mark, or patent not material to the business to lapse, expire, become abandoned or be canceled) has lapsed or is being allowed to lapse, expired or been abandoned, invalidated, or canceled, in whole or in part, or is subject to any injunction, judgment, order, decree, ruling or charge or is subject to any pending or, to the knowledge of NEXA, threatened oppositions, cancellations, interferences or other proceedings before the United State Patent and Trademark Office, the Trademark Trials and Appeals Board, the United States Copyright Office or in any other registration authority in any country.

(i)            For the purposes of this Agreement the following terms shall have the following meanings:

“Intellectual Property” means (i)  all classes or types of patents, design patents, utility patents, including, without limitation, originals, divisions, continuations, continuations-in-part, extensions, reexaminations, or reissues, patent applications and invention disclosures for these classes or types of patent rights (whether or not patentable and whether or not reduced to practice) in all countries of the world (collectively “patents”); (ii)  copyrights in both published works and unpublished works, registrations and applications for copyright and associated moral rights (collectively “copyrights”); (iii) service marks, trademarks, trade names, brands, product and service names, logos, other identifications used or intended for use in commerce, and other indications of source, endorsement, or sponsorship, whether in connection with products or services, together with all goodwill related to any of the foregoing (collectively “trademarks”); (iv) software; (v) all factual knowledge and information that gives to one the ability to produce or market something that one otherwise would not have known how to produce or market with the same accuracy or precision (collectively “know-how”); (vi) any information that generally facilitates the production, manufacturing, marketing, or sale of products or services, increases revenues, or provides an advantage over the competition, and is not generally known, whether or not protectable by patent or copyright, arising under the laws of the United States or any other state, country or jurisdiction (collectively “trade secrets”); (vii) rights in mask works (as described in 17 U.S.C. §901 et seq.); and (viii) domain names, uniform resource locators (URLs), whether common law, statutory or otherwise, domestic and foreign, and all registrations, registration applications, rights related to the foregoing.

“Licensed Intellectual Property” shall mean Intellectual Property that NEXA uses or has the right to use pursuant to Third Party Licenses.

“Non-Owned Intellectual Property” shall mean (i) Licensed Intellectual Property; and (ii) Intellectual Property that is publicly available for use without restriction or obligation of any kind to any other person or entity.

“Owned Intellectual Property” shall mean Intellectual Property (i) created, conceived, or developed by employees of NEXA who have assigned or have an obligation to assign all rights to NEXA; or (ii) to which NEXA has acquired, by purchase, assignment or other transfer, the unconditional, unrestricted, exclusive right to control or prevent any and all use of such Intellectual Property by others, without the consent or approval of or payment to, any other person.

“Third Party Licenses” shall mean all licenses, agreements, obligations or other commitments under which a person has granted NEXA a right to use any Intellectual Property in connection with NEXA’s business, but retains one or more rights to use such Intellectual Property.

2.17        Insurance.  Schedule 2.17 of the NEXA Disclosure Schedule sets forth a complete and correct list of all insurance policies and programs (other than welfare benefit insurance policies and programs), including self-insurance programs, maintained by NEXA.  NEXA has furnished a true, complete and accurate copy of all such policies and programs to ACQUIROR or its representatives.  All such policies and programs are in full force and effect, underwritten by financially sound and reputable insurers and sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement.  There is no claim by NEXA or any NEXA Subsidiary pending under any of such policies or programs as to which coverage has been questioned, denied or disputed by the underwriters of such policies or programs.

2.18        Properties.  Neither NEXA nor any NEXA Subsidiary owns any real property.  Schedule 2.18 of the NEXA Disclosure Schedule sets forth by location all real property that is held under lease, sub-lease, license or other occupancy agreement by NEXA or any NEXA Subsidiary together with a true and complete list of the applicable lease, sublease, license or other occupancy agreements (the “Leases”).  Except as set forth on Schedule 2.18 of the NEXA Disclosure Schedule, NEXA and the NEXA Subsidiaries have good title, free and clear of all Encumbrances to all their owned tangible properties and tangible assets except for (i) Encumbrances for current Taxes not yet due and payable, (ii) assets disposed of since the date of the NEXA Balance Sheet in the ordinary course of business, (iii) Encumbrances imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen, (iv) Encumbrances in respect of pledges or deposits under workers’ compensation laws, and (v) Encumbrances which do not affect marketability of title or the use being made of such properties or immaterial title defects.  The Leases are in full force and effect, and NEXA or a NEXA Subsidiary, as applicable, holds a valid existing leasehold interest under each of the Leases on the terms set forth in such Leases.  NEXA has delivered to ACQUIROR complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent such modifications are disclosed by the copies delivered to ACQUIROR and identified on Schedule 2.18 of the NEXA Disclosure Schedule.  Neither NEXA nor any NEXA Subsidiary subleases, as sublandlord to any third party, any of the real property it holds under the Leases, nor have any of the Leases been assigned, pledged or mortgaged by NEXA or by any NEXA Subsidiary to any third parties.

The real property lease between NEXA and Sorrento Business & Science Center LLC, dated May 2, 2005, as amended, was terminated effective January 10, 2007 and NEXA has vacated and surrendered possession of the premises demised thereby.  There do not exist any remaining obligations between the parties to such real property lease.

2.19        Environmental Matters.

(a)           Except as set forth on Schedule 2.19(a) of the NEXA Disclosure Schedule, neither NEXA nor any NEXA Subsidiary (i) has received written notice of any person, including but not limited to, a governmental entity, alleging that NEXA or any NEXA Subsidiary is in violation of any applicable material Environmental Law or otherwise may be liable under any applicable Environmental Law, including but not limited to, liability in connection with a Cleanup (as hereinafter defined), which violation or liability is unresolved or which would have a Material Adverse Effect to NEXA, (ii) knows of any event or circumstance that exists which (A) may constitute or result in a violation by NEXA of, or the failure on the part of NEXA to comply with such Environmental Laws, or (B) may give rise to any obligation on the part of NEXA to undertake, or to bear all or any portion of the cost of any Cleanup which, in the case of clauses (A) or (B), would have a Material Adverse Effect on NEXA.

(b)           Except as set forth on Schedule 2.19(b) of the NEXA Disclosure Schedule, to the knowledge of NEXA, there have been no releases, spills or discharges of Regulated Materials (as hereinafter defined) on or underneath any location which is owned, leased or otherwise operated by NEXA (“Properties”), which release, spills or discharges would have a Material Adverse Effect on NEXA.  There are no pending or, to the knowledge of NEXA, threatened, claims, liens, encumbrances or other restrictions of any nature, resulting from Environmental Laws, with respect to or affecting any of the Properties.

(c)           For the purposes of this Agreement the following terms shall have the following meanings:

“Cleanup” means all actions required to:  (a) clean up, remove, treat or remediate Regulated Materials; (ii) prevent the release of Regulated Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; (iv) respond to any government or private party requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Regulated Materials in the environment; or (v) any legal or administrative proceeding related to items (i) through (iv) including, but not limited to, actions brought by third parties to recover costs incurred with respect to Cleanup.

“Environmental Laws” shall mean all federal, state, local laws, statutes, ordinances, codes, rules and regulations related to the protection of the environment, natural resources, or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Regulated Materials.

“Regulated Materials” shall mean any pollutants, contaminants, toxic, hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

2.20        Vote Required.  (a)  The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon, and the unanimous approval of all shares of the Series A Preferred Stock, are the only votes of the holders of any class or series of NEXA capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

(b)           The Board of Directors of NEXA has by the requisite vote of all directors (i) determined that (A) the Merger is advisable and fair and in the best interests of NEXA and its stockholders, (B) the Per Preferred Share Price is fair and in the best interests of the holders of the Preferred Stock, and (C) the Per Common Share Price is fair and in the best interests of the holders of the Common Stock and (ii) approved this Agreement and the Merger in accordance with the applicable provisions of the DGCL.

(c)           The Written Consent was executed in accordance with Section 228 of the DGCL, and pursuant to the Written Consent, this Agreement and the Merger have been duly authorized and approved by the stockholders of NEXA in accordance with the Certificate of Incorporation and the DGCL.

(d)           As of the date hereof, no stockholders of NEXA have exercised any applicable rights of appraisal under the DGCL with respect to the Merger or delivered notice to NEXA of any intention to exercise such rights.

(e)           The documents, materials and notices (collectively, the “Disclosure Materials”) prepared or to be prepared by NEXA pursuant to the DGCL or otherwise in connection with notifying the stockholders of NEXA of this Agreement and the Merger or otherwise relating to the transactions contemplated by this Agreement comply or, when prepared by NEXA and distributed to the stockholders of NEXA, will comply with the DGCL and the NEXA Organizational Documents and will not, at the time of distribution of the Disclosure Materials or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.21        Regulatory; FDA.

(a)           NEXA and the NEXA Subsidiaries are conducting and have conducted their business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the United States Food and Drug Administration (“FDA”) (collectively, “FDA Law and Regulation”).

(b)           Except as set forth on Schedule 2.21(b) of the NEXA Disclosure Schedule, neither NEXA nor any of the NEXA Subsidiaries has received any notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation.  NEXA and the NEXA Subsidiaries are not subject to any enforcement, regulatory or administrative proceedings by the FDA and, to the knowledge of NEXA, no such proceedings have been threatened.  There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against NEXA or the NEXA Subsidiaries, and, to NEXA’s knowledge, NEXA and the NEXA Subsidiaries have no liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation.  There is no act, omission, event, or circumstance of which NEXA or the NEXA Subsidiaries have knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability.  There has not been any violation of any FDA Law and Regulation by NEXA or the NEXA Subsidiaries in their product development efforts, submissions, record keeping and reports to FDA that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would result in a Material Adverse Effect. To the knowledge of NEXA, there are no civil or criminal proceedings relating to NEXA or the NEXA Subsidiaries or any NEXA or NEXA Subsidiary employee which involve a matter within or related to the FDA’s jurisdiction.

(c)           To the knowledge of NEXA, no officer, employee or agent of NEXA or the NEXA Subsidiaries has:  made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed.Reg. 46191 (September 10, 1991).  To the knowledge of NEXA, no officer, employee or agent of NEXA or the NEXA Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a.  To the knowledge of NEXA, no officer, employee or agent of NEXA or the NEXA Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law or regulation.

(d)           During the period of six calendar years immediately preceding the date hereof, NEXA and the NEXA Subsidiaries have not introduced into commercial distribution any products manufactured by or on behalf of NEXA and the NEXA Subsidiaries or distributed any products on behalf of another manufacturer (collectively the “FDA Products”) which were upon their shipment by NEXA or the NEXA Subsidiaries adulterated or misbranded in violation of 21 U.S.C. § 331.

(e)           Schedule 2.21(e) of the NEXA Disclosure Schedule sets forth a list of all registrations, clearances or approvals issued under the FD&C Act (“FD&C Permits”) and held exclusively by NEXA and the NEXA Subsidiaries.  Such listed FD&C Permits are the only FD&C Permits that are required for NEXA and the NEXA Subsidiaries to conduct their business in the United States as presently conducted or as proposed to be conducted.  Each such FD&C Permit is in full force and effect and, to the knowledge of NEXA, no suspension, revocation, cancellation or withdrawal of such FD&C Permit is threatened and there is no basis for believing that such FD&C Permit will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.  Each such FD&C Permit will continue in full force and effect immediately following the Effective Time.

(f)            Each FDA Product in current commercial distribution in the United States as an FDA regulated medical device is either a Class I or Class II medical device as defined under 21 U.S.C. §360c(a)(1)(A), (B) and applicable rules and regulations thereunder and was first marketed under, and is covered by, a premarket notification owned and held exclusively by NEXA or the NEXA Subsidiaries (or the manufacturer for whom NEXA and the NEXA Subsidiaries distributes the FDA Product) and in compliance with 21 U.S.C. §360(k) and the applicable rules and regulations thereunder, or is exempt from such premarket notification in accordance with 21 U.S.C. §360(l) or (m) and applicable rules and regulations thereunder.

(g)           Except as set forth on Schedule 2.21(b) of the NEXA Disclosure Schedule and except for noncompliance that would not have a Material Adverse Effect:

(i)            NEXA and the NEXA Subsidiaries and, to NEXA’s knowledge, their respective contract manufacturers are, and have been for the past 6 calendar years, in compliance with, and each FDA Product regulated as a medical device in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820.

(ii)           NEXA and the NEXA Subsidiaries are in material compliance with the written procedures, record-keeping and FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806.

(h)                                 Those NEXA facilities which, prior to February 23, 2005, were owned and operated under the name of Futura BioMedical, LLC, and its records relating to the FDA Products were inspected from January 27, 2003 through January 28, 2003 and from April 18, 2005 through April 19, 2005 by the FDA, and a Form FDA 483 Notice of Inspectional Observations was issued at the conclusion of each of these inspections.  Since April 19, 2005, the FDA has not inspected such premises or records.

(i)                                     All FDA Products are and have been labeled, promoted, and advertised in accordance with their 510(k) clearance or within the scope of their exemption from 510(k) clearance.

(j)                                     NEXA’s and the NEXA Subsidiaries’ facilities are registered with the FDA and each FDA Product is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.

(k)                                  NEXA and the NEXA Subsidiaries have neither conducted any clinical studies in the United States nor sponsored the conduct of any clinical research in the United States.

2.22                        Sufficiency and Title - NEXA Assets

(a)                                  The assets, properties and rights of NEXA and the NEXA Subsidiaries constitute all of the assets and rights which are used in the operation of the businesses of NEXA and the NEXA Subsidiaries and which are necessary or required for the conduct of such businesses as currently conducted.  There are no material assets, properties, rights or interests of any kind or nature that NEXA or any NEXA Subsidiary has been using, holding or operating in its businesses that will not be used, held or owned by NEXA or any NEXA Subsidiary immediately following the Closing.  No director, officer, stockholder, employee or Affiliate of NEXA or any NEXA Subsidiary has any rights in or to any of the assets, properties and rights of NEXA or the NEXA Subsidiaries.

(b)                                 NEXA and the NEXA Subsidiaries have good and marketable title, free and clear of any Encumbrances (other than Encumbrances arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of such assets, properties or rights), to, or a valid leasehold interest under enforceable leases in, all of the assets, properties and rights of NEXA and the NEXA Subsidiaries.

2.23                        Customers and Suppliers.  Schedule 2.23 of the NEXA Disclosure Schedule sets forth, as of November 30, 2006, a complete and correct list of: (a) all customers whose purchases from NEXA exceeded 5% of the consolidated net sales of NEXA in 2006; and (b) the ten (10) largest suppliers to NEXA during 2006.  Except as set forth in Schedule 2.23 of the NEXA Disclosure Schedule, none of such customers, suppliers, distributors or representatives has or, to the knowledge of NEXA, intends to terminate or change significantly its relationship with NEXA or any NEXA Subsidiary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUISITION SUBSIDIARY AND ACQUIROR

Each of Acquisition Subsidiary and ACQUIROR, jointly and severally, represent and warrant to NEXA, as of the date hereof, as follows:

3.1                               Organization, Existence and Capital Stock.

(a)                                  ACQUIROR is a corporation duly organized and validly existing and is in good standing under the laws of Delaware.  ACQUIROR has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted except as would not have a material adverse effect on ACQUIROR’s ability to consummate the transactions contemplated hereby.  ACQUIROR is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary except as would not have a material adverse effect on ACQUIROR’s ability to consummate the transactions contemplated hereby.

(b)                                 Acquisition Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware and has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted except as would not have a material adverse effect on Acquisition Subsidiary’s ability to consummate the transactions contemplated hereby.  Acquisition Subsidiary’s authorized capital consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which shares have been duly authorized and validly issued and registered in the name of ACQUIROR and are fully paid and nonassessable.  As of the date hereof, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character obligating Acquisition Subsidiary to issue any additional shares of capital stock of Acquisition Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares.

3.2                               Authorization of Agreement.  Each of ACQUIROR and Acquisition Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each of ACQUIROR and Acquisition Subsidiary of this Agreement and each instrument required hereby to be executed and delivered by ACQUIROR and Acquisition Subsidiary at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of ACQUIROR and Acquisition Subsidiary and by ACQUIROR as the sole stockholder of Acquisition Subsidiary.  Except for filing of the Certificate of Merger, no other corporate proceedings on the part of ACQUIROR or Acquisition Subsidiary are necessary to authorize the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of ACQUIROR and Acquisition Subsidiary and, assuming due authorization, execution and delivery hereof by NEXA, constitutes a legal, valid and binding obligation of each of ACQUIROR and Acquisition Subsidiary, enforceable against each of ACQUIROR and Acquisition Subsidiary in accordance with its terms, in each case except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors’ rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.3                               Non-Contravention; Consents.

(a)                                  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby does or will:

(i)                                     violate, breach, conflict with, or constitute a default under, the Certificate of Incorporation, as amended, or Bylaws, as amended, of ACQUIROR or Acquisition Subsidiary; or

(ii)                                  assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to which ACQUIROR or Acquisition Subsidiary or any of their respective assets or properties are subject or (B) except as disclosed on Schedule 3.3 of the ACQUIROR Disclosure Schedule, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which ACQUIROR or Acquisition Subsidiary is a party or by which they or any of their respective assets or properties may be bound, which default, breach or other action would have a material adverse effect on ACQUIROR’s ability to consummate the transactions contemplated hereby.

(b)                                 Except for (i) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the merger control notification pursuant to the German Act against Restraints of Competition and (iii) the filing and recordation of a Certificate of Merger as required by the DGCL, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative authority required to be obtained by ACQUIROR or Acquisition Subsidiary in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the failure of which to obtain would have a material adverse effect on ACQUIROR’s or Acquisition Subsidiary’s ability to consummate the transactions contemplated hereby.

3.4                               Commissions and Fees.  There are no claims for brokerage commissions, investment bankers’ fees or finder’s fees against ACQUIROR or Acquisition Subsidiary in connection with the transaction contemplated by this Agreement.

3.5                               No Subsidiaries.  Acquisition Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization.  Acquisition Subsidiary is not a party to any joint venture or partnership.

3.6                               No Prior Activities.  Other than the obligations created under this Agreement, Acquisition Subsidiary has neither incurred any obligation or liability nor engaged in any business activities of any type or kind whatsoever, and is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

3.7                               Financing.  ACQUIROR and Acquisition Subsidiary either (a) have cash and/or cash equivalents available in an amount sufficient to fully fund the consummation of this Agreement or (b) have received binding written commitments from Tornier B.V. to irrevocably provide funds necessary to consummate this Agreement and the transactions contemplated thereby, and to pay related fees and expenses, and will make such funds available to Acquisition Subsidiary.  ACQUIROR has provided NEXA with true and complete copies of all commitments and agreements from third parties to provide such financing to ACQUIROR or to Acquisition Subsidiary.

3.8                               Legal Proceedings.  As of the date this Agreement, neither ACQUIROR nor Acquisition Subsidiary has any knowledge of any pending or threatened litigation, governmental investigation or other proceeding against either ACQUIROR or Acquisition Subsidiary relating to this Agreement or the transactions contemplated hereby.

ARTICLE IV

COVENANTS

4.1                               Preservation of Business.  Except as expressly permitted by this Agreement or as set forth on Schedule 4.1 of the NEXA Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, NEXA and the NEXA Subsidiaries shall in all material respects conduct its operations according to its ordinary and usual course of business and consistent in all material respects with past practice and NEXA shall use commercially reasonable efforts to preserve intact in all material respects the business organization of NEXA, keep available the services of its current officers, and preserve in all material respects the goodwill of those having advantageous business relationships with it and the NEXA Subsidiaries.  Without limiting the generality of the foregoing, and except as contemplated by this Agreement or as set forth on Schedule 4.1 of the NEXA Disclosure Schedule prior to the Effective Time, neither NEXA nor any of the NEXA Subsidiaries, as the case may be, will, directly or indirectly, without the prior written consent of ACQUIROR:

(a)                                  make any material change in the conduct of the businesses of NEXA or the NEXA Subsidiaries or enter into any transaction other than in the ordinary course of business;

(b)                                 issue, sell, pledge or encumber or authorize or propose the issuance, sale, pledge or Encumbrance of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities;

(c)                                  split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, or propose to do any of the foregoing with respect to, any of its outstanding securities or alter in any way its outstanding securities or corporate structure or make any change in outstanding shares of capital stock or its corporate structure or the capitalization of NEXA or any NEXA Subsidiary;

(d)                                 declare, set aside, reserve for or pay any actual, constructive or deemed dividend or distribution on the NEXA Shares;

(e)                                  subject to the fiduciary duties of the Board of Directors of NEXA, purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber, lease, sublease or license) material properties or material assets except in the ordinary course of business;

(f)                                    adopt any amendments to the NEXA Organizational Documents or the organizational documents of any NEXA Subsidiary;

(g)                                 (i) increase the compensation of any of its directors, officers or key employees, except pursuant to the terms of agreements or plans currently in effect; (ii) pay or agree to pay any pension, retirement allowance, bonus, severance or change in control payment, or other employee benefit not required by any existing plan, agreement or arrangement to any director, officers or key employee; (iii) commit itself (other than pursuant to any collective bargaining agreement) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchaser, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or key employee, whether past or present; or (iv) except as required by applicable law or as reported on Schedule 4.1(f) of the NEXA Disclosure Schedule, amend any such plan, agreement or arrangement; or

(h)                                 except in the ordinary course of business consistent with past practice (i) incur any Indebtedness or repay or discharge any Indebtedness existing as of the date of this Agreement, (ii) issue any debt securities or assume, guarantee or endorse the obligations of any other person; (iii) make any material loans, advances or capital contributions to, or investments in, any other person or entity; (iv) pledge or otherwise encumber shares of capital stock of NEXA or any NEXA Subsidiaries, or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(i)                                     fail to keep in full force and effect insurance comparable in amount and scope to coverage existing as of the date of this Agreement;

(j)                                     take or agree to take any action that would be required to be disclosed on Schedule 2.10 of the NEXA Disclosure Schedule if such action had been taken on or prior to the date of this Agreement;

(k)                                  accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice or write off as uncollectible any of their accounts receivable or any portion thereof not reflected in the NEXA Balance Sheet;

(l)                                     accelerate or delay payment of any account payable or other liability of NEXA beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice; or

(m)                               commit to do any of the following.

4.2                               Acquisition Proposals; No Solicitation.  From the date hereof until the earlier of the termination of this Agreement or the Effective Time, NEXA shall not, and will direct each officer, director, representative and agent of NEXA not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than ACQUIROR or an Affiliate or an associate of ACQUIROR) concerning any offers or proposals for any merger, sale of all or substantially all of the assets of, or tender offer for NEXA Shares or similar transactions involving NEXA or any NEXA Subsidiaries.

4.3                               Stockholder Notices.

(a)                                  In accordance with and in satisfaction of the requirements of Section 262 of the DGCL, NEXA covenants and agrees to cause a written notice to be delivered on the date hereof to each stockholder of NEXA who did not execute the Written Consent and to deliver any additional notice or other information to the stockholders of NEXA as may be required by the DGCL.  NEXA shall cause to be delivered to each holder of NEXA Shares all notices relating to this Agreement and the Merger required by the Certificate of Incorporation.

(b)                                 NEXA agrees to use commercially reasonable efforts to cause all stockholders of NEXA (other than those who have previously executed the Written Consent) approve and adopt this Agreement and the Merger by executing and joining the Written Consent.  NEXA shall provide the stockholders of NEXA with the Disclosure Materials as shall be required by applicable law.

(c)                                  NEXA shall submit to ACQUIROR the form of any written notice and other Disclosure Materials to be transmitted to stockholders pursuant to subsections (a) and (b) prior to delivery thereof to the stockholders and shall not transmit to its stockholders any such notice or Disclosure Material to which ACQUIROR reasonably objects.

4.4                               Exemption from State Takeover Laws.  NEXA shall take all commercially reasonable steps necessary to exempt NEXA and the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of NEXA’s Board of Directors or otherwise.

4.5                               Access to Information; Confidentiality.

(a)                                  Subject to applicable law and the agreements set forth in Section 4.5(b), between the date of this Agreement and the Effective Time, NEXA will (i) give ACQUIROR and its authorized representatives reasonable access, during regular business hours upon reasonable written notice, to all of its facilities, books and records and key employees, (ii) permit ACQUIROR to make such reasonable inspections of such facilities, book and records, and (iii) cause its directors, officers, key employees, advisors and representatives and those of the NEXA Subsidiaries to furnish ACQUIROR with access to any and all financial and operating data and other information with respect to the business and assets of NEXA and the NEXA Subsidiaries as ACQUIROR may from time to time reasonably request.

(b)                                 Any and all information obtained by ACQUIROR shall be subject to the provisions of the confidentiality agreement among ACQUIROR, Warburg Pincus LLC, The Vertical Group and NEXA dated September 11, 2006 (the “Confidentiality Agreement”), which agreement remains in full force and effect and is hereby ratified and affirmed by the parties hereto.

4.6                               Regulatory Compliance.  If required under the HSR Act and the German Act against Restraints of Competition, ACQUIROR and NEXA shall promptly (but in no event later than 10 days after the date hereof) make their respective filings thereunder with respect to the Merger and the transactions contemplated hereby, and each of ACQUIROR and NEXA shall bear their own expense with respect to such filings.  If so required, ACQUIROR and NEXA shall use their respective commercially reasonable efforts to promptly make any additional submissions under the HSR Act and the German Act against Restraints of Competition and shall use commercially reasonable efforts to take all actions necessary to obtain approval for consummation of the Merger thereunder.

4.7                               Accounting Methods.  NEXA shall not change its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred by its independent accountants.

4.8                               No Hire; Non-Solicitation.  In the event of the termination of this Agreement (other than pursuant to Section 6.1(d) or 6.1(e)), neither ACQUIROR nor Tornier, B.V., nor any of their respective Affiliates, shall, directly or indirectly, for its own account or jointly with another, or for or on behalf of any entity, as principal, stockholder, agent or otherwise, for a period of 12 months after the date of such termination, hire, retain the services of or solicit for employment or similar services any Key Executive.  ACQUIROR shall be liable for any breach of this Section 4.8 by ACQUIROR or Tornier B.V., or any of their respective Affiliates.

4.9                               Public Disclosures.  Prior to the Effective Time, ACQUIROR and NEXA will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and receipt of the prior written consent of the other party.  The parties shall issue a joint press release, mutually acceptable to ACQUIROR and NEXA, promptly upon the consummation of the transactions contemplated hereby.

4.10                        Indemnification of Directors and Officers; Insurance.

(a)                                  Subject to the occurrence of the Effective Date, until the six year anniversary date of the Effective Date, the ACQUIROR and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of each present and former employee (including any employee who serves or served in a fiduciary capacity of any Plans), agent, director or officer of NEXA and NEXA Subsidiaries (the “Indemnified Parties”) as provided in the respective charters or by-laws or otherwise in effect as of the date hereof shall survive the Effective Date.

(b)                                 For a period of six years after the Effective Time, the ACQUIROR shall cause the Surviving Corporation and the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by NEXA (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed an amount equal to 200% of the annual premiums paid as of the date hereof by NEXA for such insurance and if such premiums exceed such amount the Surviving Corporation shall purchase insurance policies in amounts and with coverage as reasonably can be purchased for such amount.  Without limiting the foregoing, the ACQUIROR and the Surviving Corporation shall advance expenses incurred with respect to the foregoing, as they are incurred, to the fullest extent permitted under applicable law.

(c)                                  In the event ACQUIROR or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of ACQUIROR assume the obligations set forth in this Section 4.9.

(d)                                 The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

4.11                        Representations and Warranties Insurance.  If requested by ACQUIROR, NEXA shall cooperate with ACQUIROR, at ACQUIROR’s expense, in obtaining an insurance policy covering any breaches of the representations and warranties of ACQUIROR set forth in this Agreement.

4.12                        Reasonable Efforts.  Each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all necessary or appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the execution of any additional instruments necessary to consummate the transactions contemplated hereby and seeking to lift or reverse any legal restraint imposed on the consummation of the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

4.13                        Resignation of NEXA Directors.  On or prior to the Closing Date, NEXA shall deliver to ACQUIROR evidence satisfactory to ACQUIROR of the resignation of the Directors of NEXA and the NEXA Subsidiaries, such resignations to be effective at the Effective Time.

4.14                        Notice of Subsequent Events.  Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Disclosure Schedule delivered by the notifying party under this Agreement, promptly after the occurrence of the same.

4.15                        Employment; Employee Welfare.

(a)                                  During the period ending on the first anniversary of the Closing Date, ACQUIROR will provide, or cause to be provided, to each NEXA Employee a base salary or hourly wage rate, and a total annual compensation opportunity (other than with to any special cash bonus arrangements), which is comparable in the aggregate to such employee’s base salary or hourly wage rate and total annual compensation opportunity immediately before the Closing Date; provided that the foregoing shall not be construed as a guaranty of employment for any NEXA Employee (provided that, if a NEXA Employee’s employment is terminated within such one-year period, such NEXA Employee shall be provided with severance benefits that are no less favorable, in the aggregate, to the NEXA Employee than the severance benefits that would have been provided to such NEXA Employee under any Plan providing severance benefits had his or her employment been terminated prior to the Closing Date, the material terms of such Plan are set forth on Schedule 4.15 of the NEXA Disclosure Schedule).  For purposes of this Agreement, “NEXA Employee” means any person who is an active employee of NEXA or any NEXA Subsidiaries at the Closing Date.

(b)                                 During the period ending on the first anniversary of the Closing Date, the ACQUIROR will provide, or cause the Surviving Corporation or a subsidiary of ACQUIROR to provide, to each NEXA Employee the opportunity to participate in employee benefit plans, programs and policies which provide benefits that are substantially comparable in the aggregate to the benefits provided to such employee under the Plans (other than any equity-based Plan).

(c)                                  ACQUIROR will grant, or cause the Surviving Corporation or a subsidiary of ACQUIROR to grant, full credit to each NEXA Employee for his or her employment with NEXA or any NEXA Subsidiary prior to the Closing Date for purposes of satisfying any service requirement with respect to participation, vesting and benefit accrual in any employee benefit plans, programs, policies and arrangements maintained for the benefit of NEXA Employees or other similarly situated employees of ACQUIROR from and after the Effective Time by ACQUIROR, the Surviving Corporation or a subsidiary of ACQUIROR, as applicable (each, an “ACQUIROR Plan”) to the same extent recognized by NEXA and the NEXA Subsidiaries under the corresponding Plan (if any) prior to the Effective Time.  In addition, with respect to each ACQUIROR Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), ACQUIROR shall cause or shall cause the Surviving Corporation or a subsidiary of ACQUIROR, as applicable, to (i) cause there to be waived any pre-existing condition, exclusions, actively at work requirements, insuitability requirements or other eligibility limitations and (ii) give effect, in determining any deductible, co-insurance, and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, NEXA Employees and their dependents under corresponding Plans.

(d)                                 From and after the Effective Time, ACQUIROR and the Surviving Corporation shall assume and honor in accordance with their terms all existing employment and severance agreements and arrangements set forth on Schedule 4.14(d) of the NEXA Disclosure Schedule.

(e)                                  Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of NEXA, the NEXA Subsidiaries, ACQUIROR, the Surviving Corporation, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (ii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iii) is intended to confer upon any person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

4.16                        Guarantee of Acquisition Subsidiary’s Obligations.  Tornier B.V. hereby unconditionally and irrevocably guarantees to NEXA the due and timely performance and observance by Acquisition Subsidiary of all of its representations, warranties, covenants and obligations under this Agreement.

4.17                        Form 5471.  On or prior to the Closing Date, NEXA shall file or cause to be filed all Forms 8594 and Form 5471 for NEXA’s 2005 taxable year (and any related documents including, without limitation, Schedule O) with the U.S. Internal Revenue Service and all other appropriate Tax authorities.

4.18        Accrued Bonuses.  On or prior to the Closing Date, NEXA shall pay any and all unpaid employee bonuses that have accrued up to and including the Closing Date (the “Accrued Bonuses”).

4.19        Employee Notes Receivable.  On or prior to the Closing Date, NEXA shall have collected the full amounts owed (including any accrued interest) on the Employee Notes Receivable.

ARTICLE V

CONDITIONS TO CLOSING; CLOSING DELIVERABLES

5.1          Mutual Conditions.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by ACQUIROR, Acquisition Subsidiary and NEXA):

(a)           No statute, rule, regulation judgment, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that shall prohibit, restrain, enjoin or restrict the consummation of the Merger or otherwise make it or any other transaction contemplated hereby illegal.

(b)           Any waiting period (and any extension thereof) or any approvals applicable to the consummation of the Merger under the HSR Act and the German Act against Restraints of Competition shall have expired or been terminated.

5.2          Conditions to Obligations of ACQUIROR and Acquisition Subsidiary.  The obligations of ACQUIROR and Acquisition Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by ACQUIROR and Acquisition Subsidiary):

(a)           Each of the covenants and agreements of NEXA to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been performed in all material respects.

(b)           The representations and warranties of NEXA and Acquisition Subsidiary set forth in Article II hereof shall, when taken as a whole, be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which, when taken as a whole, shall be true and correct in all material respects as of such date.

(c)           NEXA shall have delivered to the ACQUIROR and Acquisition Subsidiary a certificate of its Chairman or Chief Financial Officer to the effect that each of the conditions specified in clauses (a), (b), (h), (j), (k), (l) and (o) of this Section 5.2 has been satisfied.

(d)           NEXA shall have delivered to the ACQUIROR the Estimated Closing Balance Sheet and the Closing Certificate as contemplated by Section 1.5(c)(iv).

(e)           During the period from the date hereof to the Closing Date, there shall not have been any change in the business, financial condition, operations, results of operations or assets of NEXA that has had or would have a Material Adverse Effect on NEXA.

(f)            There shall have been delivered to ACQUIROR releases by Paul Nichols and Robert De Vaere of all claims against NEXA (except for compensation and expenses payable to such officers and directors) for all acts and omissions up to and including the Closing Date, such releases in form and substance reasonably acceptable to ACQUIROR.

(g)           NEXA shall have delivered evidence of the resignations of the directors contemplated by Section 4.12, in form and substance reasonably acceptable to ACQUIROR.

(h)           NEXA shall have delivered evidence of repayment of all Indebtedness, in form and substance reasonably acceptable to ACQUIROR.

(i)            NEXA shall have delivered all of the consents, approvals and authorizations set forth on Schedule 5.2(i) of the NEXA Disclosure Schedule, duly executed by the applicable governmental entities and third parties, in form and substance reasonably acceptable to ACQUIROR.

(j)            NEXA shall have terminated that certain Registration Rights Agreement, dated as of February 23, 2005, by and among HPX, Inc. and the other signatories thereto, and provided ACQUIROR with evidence of such termination in form and substance reasonably acceptable to ACQUIROR.

(k)           NEXA have terminated, or caused the termination of, any agreement by and between NEXA or any NEXA Subsidiary, on the one hand, and any director, officer, stockholder, employee or Affiliate of NEXA or any NEXA Subsidiary, or any family member or Affiliate of any of the foregoing, on the other hand, and provided ACQUIROR with evidence of such terminations in form and substance reasonably acceptable to ACQUIROR.

(l)            Each share of Class B Common Stock shall have been converted in Class A Common Stock.

(m)          The Employment Agreement, dated as of July 1, 2004, by and between NEXA and Paul Nichols shall have been amended pursuant to the Amendment, the form of which is attached hereto as Exhibit B.

(n)           NEXA shall have delivered to ACQUIROR an affidavit dated as of the Closing Date, made under penalty of perjury and in form and substance required under the U.S. Treasury Regulations issued pursuant to Section 1445 of the Code, stating that NEXA is not, nor has it been within five years of the date of the affidavit, a “United States real property holding corporation” as defined in Section 897 of the Code.

(o)           NEXA shall have paid all of the Accrued Bonuses, and provided ACQUIROR with evidence of such payment in form and substance reasonably acceptable to ACQUIROR.

5.3          Conditions to Obligations of NEXA.  The obligations of NEXA to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by NEXA):

(a)           Each of the covenants and agreements of ACQUIROR and Acquisition Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been performed in all material respects.

(b)           The representations and warranties of ACQUIROR and Acquisition Subsidiary set forth in Article III hereof shall, when taken as a whole, be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which, when taken as a whole, shall be true and correct in all material respects as of such date.

(c)           Each of ACQUIROR and Acquisition Subsidiary shall have delivered to NEXA a certificate of its Chairman, President or Chief Financial Officer to the effect that each of the conditions specified in and clauses (a) and (b) of this Section 5.3 have been satisfied.

ARTICLE VI

TERMINATION

6.1          Termination.  This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the holders of NEXA Shares (except as otherwise set forth in this Section 6.1)) prior to the Effective Time:

(a)           by mutual written consent of the parties duly authorized by the Boards of Directors of NEXA and ACQUIROR;

(b)           by ACQUIROR or NEXA if the Effective Time shall not have occurred on or before April 2, 2007 (provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

(c)           by ACQUIROR or NEXA if any United States federal or state government, governmental agency or authority or court shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the Merger (which the party seeking to terminate this Agreement shall have used its best efforts to have lifted or reversed) and such order, decree, ruling or other action shall have become final and non-appealable;

(d)           by ACQUIROR if NEXA shall have failed to comply with any of the covenants or agreements contained in this Agreement such that the Closing condition set forth in Section 5.2(a) would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure, or failures shall not have been cured within fifteen (15) days of delivery to NEXA of written notice of such failure or failures;

(e)           by ACQUIROR if there exists a breach or breaches of any representation or warranty of NEXA contained in this Agreement such that the Closing condition set forth in Section 5.2(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not have been cured within fifteen (15) days of delivery to NEXA of written notice of such breach or breaches;

(f)            by NEXA if ACQUIROR or Acquisition Subsidiary shall have failed to comply with any of the covenants or agreements contained in this Agreement such that the closing condition set forth in Section 5.3(a) would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure, or failures shall not have been cured within fifteen (15) days of delivery to the ACQUIROR of written notice of such failure or failures; and

(g)           by NEXA if there exists a breach or breaches of any representation or warranty of the ACQUIROR or Acquisition Subsidiary contained in this Agreement such that the Closing condition set forth in Section 5.3(b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breach or breaches shall not be cured within fifteen (15) days of delivery to ACQUIROR of written notice of such breach or breaches.

6.2          Effect of Termination.  In the event of termination of this Agreement pursuant to this Article VI, this Agreement, except for the provisions of Section 4.5 (confidentiality), Section 7.1 (fees and expenses), this Section 6.2 and Article VII, shall forthwith become void and have no effect, without any liability on the part of any party or its Affiliates, directors, officers or stockholders.  Notwithstanding the foregoing sentence, nothing in this Agreement (including this Section 6.2 and Section 7.4 (non-survival of representations and warranties) shall relieve any party to this Agreement of liability for breach of this Agreement on or prior to the date of termination.

6.3          Procedure for Termination.  In the event of termination and abandonment of the Merger by the ACQUIROR or NEXA pursuant to this Article VI, written notice thereof shall forthwith be given to the other.

ARTICLE VII

MISCELLANEOUS

7.1          Expenses.  Subject to Section 6.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.  ACQUIROR acknowledges and agrees that NEXA has disclosed that it is obligated and will become further obligated for legal and accounting fees and expenses (including fees and expenses of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., its counsel) incurred by it in connection with the Merger and the transactions contemplated hereby (“NEXA Fees and Expenses”).  It is understood and agreed that certain NEXA Fees and Expenses may have been paid by NEXA prior to the execution of this Agreement, and ACQUIROR agrees to refrain from taking any action which would prevent or delay the payment of NEXA Fees and Expenses by NEXA prior the Closing Date.  NEXA agrees that all NEXA Fees and Expenses shall be paid by NEXA prior to the Effective Time or shall be deducted from the Merger Consideration pursuant to Section 1.5(c).  Except as contemplated by Section 1.5(c), none of ACQUIROR, Acquisition Subsidiary or the Surviving Corporation shall be liable or responsible for the payment of (a) any NEXA Fees and Expenses or (b) any fees or expenses paid or payable to any of the NEXA stockholders, directors or officers or any of their respective directors, officers, employees, shareholders, members, partners or other Affiliates or any family member or Affiliate of any of the foregoing, including, without limitation, any fees or expenses paid or payable to HealthpointCapital or any of its Affiliates or any brokerage commissions, financial advisor fees or finder’s or similar fees (“Related Party Fees”).  Any and all NEXA Fees and Expenses and Related Party Fees shall be the sole obligation of the NEXA stockholders.  If any NEXA Fees and Expenses or Related Party Fees are paid by ACQUIROR, Acquisition Subsidiary, the Surviving Corporation, NEXA or any NEXA Subsidiary on or prior to the Closing Date, such Related Party Fees shall decrease, dollar for dollar, the Merger Consideration.

7.2          Amendment.  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of NEXA Shares; provided, however, that after any such approval, there shall be made no amendment that pursuant to Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.3          Extension; Waiver.  At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this

Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

7.4          Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, subject to Section 6.2, the termination of this Agreement.

7.5          Notices.  Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent in writing by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to ACQUIROR or Acquisition Subsidiary:

Tornier B.V.

Fred. Roeskestraat 123

1076 EE Amsterdam, The Netherlands

Facsimile:  (952) 426-7601

Att’n:  Douglas Kohrs

with a copy to:

Warburg Pincus LLC

466 Lexington Avenue, 11th Floor

New York, NY 10017

Facsimile:  (212) 716-5040

Att’n:  Sean Carney

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY  10019

Facsimile:  (212) 728-9222

Att’n:  Steven J. Gartner, Esq.

If to NEXA:

NEXA Orthopedics, Inc.

11035 Roselle Street

San Diego, CA  92121

Facsimile:  (858) 866-0661

Att’n:  Paul Nichols, President

with copies to:

HealthpointCapital Partners, L.P.

505 Park Avenue, 12th Floor

New York, NY  10022

Facsimile:  (212) 935-6878

Att’n:     Mortimer Berkowitz III, Managing Director

John J. Chopack, Jr., Director

Mintz, Levin, Cohn, Ferris

   Glovsky and Popeo, P.C.

666 Third Avenue

New York, N.Y.  10017

Facsimile:  (212) 983-3115

Att’n:  James M. McKnight, Esq.

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

7.6          Governing Law; Venue.  This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any State of Delaware or federal court.

7.7          Certain Definitions.  As used in this Agreement:

(a)           “Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(b)           “Current Ratio” means, as of any date, current assets of NEXA and the NEXA Subsidiaries (excluding cash) on such date divided by current liabilities of NEXA and the NEXA Subsidiaries (excluding any type of Indebtedness set forth in Schedule 1.5(c)) on such date, all as determined in accordance with GAAP.

(c)           “Environmental Laws” means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

(d)           “Employee Notes Receivable” means the promissory notes made to NEXA by the holders of shares of restricted stock of NEXA in payment of the purchase price thereof.

(e)           “Governmental Entity” means any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign.

(f)            “Hazardous Materials” means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 7.9) regardless of the quantity of any such material.

(g)           “Including”.  The word “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word “including” or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference to the word “including” or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

(h)           “Key Executives” means Paul K. Nichols, Jr., Robert De Vaere, Jamal Rushdy, Chris Harber, Michel Hassler, Louise Focht and Cecile Real.

(i)            “Knowledge”.  “To the knowledge”, “to the best knowledge, information and belief”, or any similar phrase shall be deemed to refer to the conscious awareness (or such conscious awareness that such persons should have obtained after reasonably prudent inquiry) of Paul K. Nichols, Jr., Robert De Vaere or Jamal Rushdy of the fact referred to.

(j)            “Restricted Cash” means the certificate of deposit issued by Silicon Valley Bank in the amount of $88,228, which serves as collateral security for NEXA’s performance under the 11035 Roselle Street lease.

(k)           “Taxes” means all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not; and “Tax” shall mean any one of them.

(l)            “Tax Return” means any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

7.8          Captions.  The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

7.9          Integration of Disclosure Schedules and Exhibits.  All Disclosure Schedules and Exhibits attached to this Agreement are integral parts of this Agreement as if fully set forth herein.

7.10        Entire Agreement; Assignment.  This Agreement, together with the Exhibits and Disclosure Schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, other than the Confidentiality Agreement, among the parties or any of them with respect to the subject matter hereof.  Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that the Surviving Corporation and ACQUIROR may assign any of their respective rights, duties or obligations to any person or entity that acquires all of the stock or all or substantially all of the assets of the Surviving Corporation or ACQUIROR after the Closing Date without such prior written consent.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

7.11        Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Section 7.11 shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement in any federal or state court located in Delaware (as to which the parties hereby irrevocably agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

7.12        Validity.  If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

7.13        Counterparts.  This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

7.14        No Rule of Construction.  The parties acknowledge that this Agreement was initially prepared by NEXA, and that all parties have read and negotiated the language used in this Agreement.  The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

7.15        Parties in Interest.  Except as contemplated by Section 4.9(d) of this Agreement, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons or entity to NEXA, ACQUIROR or Acquisition Subsidiary.  No provision of this Agreement shall give any third parties any right of subrogation or action over or against NEXA, ACQUIROR or Acquisition Subsidiary.

7.16        Performance By Acquisition Subsidiary.  ACQUIROR hereby agrees to cause Acquisition Subsidiary to comply with and perform its obligations hereunder and to cause Acquisition Subsidiary to consummate the Merger as contemplated herein.

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IN WITNESS WHEREOF, ACQUIROR, Acquisition Subsidiary and NEXA have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

NEXA ORTHOPEDICS, INC.

By:	/s/ Paul K. Nichols, Jr.
	Name:	Paul K. Nichols, Jr.
	Title:	President

TORNIER US HOLDINGS, INC.

By:	/s/ Sean D. Carney
	Name:	Sean D. Carney
Title:

NEXA ACQUISITION, INC.

By:	/s/ Sean D. Carney
	Name:	Sean D. Carney
Title: